Exhibit 10.16

                               Individual Contract

Translated From Japanese

Based on the Basic Business Outsourcing Contract entered into between Global Hotline and 3S Networks on November 1, 2004, Global Hotline enter into the following individual contract:

1.   3S Networks agree to accept from Global Hotline the outsourcing service

2. The payment will be YEN 570,000 per month (tax separate) per booth as outsourcing fee

3. Payment will be made to the designated account of 3S Networks. If there is some expense to be offset against this, it will be calculated and deducted prior to sending money.

4. Payment will be calculated on the first day of each month with payment made on the last day of the following month

This contract is made in 2 parts both of which are signed and act as originals.

November 1 2004

Global Hotline
Tokyo
/s/ Mr. Anan

3S Networks
Tokyo
/s/ Mr. Ochiai

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